UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2016

AMC NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 1-35106	No. 27-5403694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11 Penn Plaza New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 324-8500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 30, 2016, AMC Networks Inc. (“AMC Networks”) issued, and certain of AMC Networks’ subsidiaries (hereinafter, the “Guarantors”) guaranteed, $1,000,000,000 aggregate principal amount of senior notes due April 1, 2024 (the “Notes”) in a registered public offering pursuant to an Underwriting Agreement, dated March 23, 2016, among AMC Networks, the Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the underwriters named in Schedule I thereto (the “Underwriting Agreement”). AMC Networks intends to use approximately $703 million of the net proceeds to purchase for cash approximately $654 million of the $700 million aggregate principal amount of AMC Networks’ outstanding 7.75% senior notes due 2021 (the “2021 Notes”) that were validly tendered pursuant to the previously announced tender offer, which expired at 5:00 p.m. Eastern Time on March 29, 2016. The remaining proceeds will be used for general corporate purposes, which may include the redemption of any of the 2021 Notes not tendered. The Notes were registered by AMC Networks under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (File No. 333-210340). A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K.

The Notes were issued pursuant to an indenture, dated as of March 30, 2016, as amended by the First Supplemental Indenture, also dated as of March 30, 2016, among AMC Networks, the Guarantors and U.S. Bank National Association, as Trustee (the “First Supplemental Indenture”).

The Notes will bear interest at a rate of 5.00% per annum and mature on April 1, 2024. Interest will be payable semiannually on April 1 and October 1 of each year, commencing on October 1, 2016. The Notes are AMC Networks’ general senior unsecured obligations and will rank equally with all of AMC Networks’ and the Guarantors’ existing and future unsecured and unsubordinated indebtedness, but will be effectively subordinated to all of AMC Networks’ and the guarantors’ existing and future secured indebtedness, including all borrowings and guarantees under AMC Networks’ senior secured credit facility, to the extent of the assets securing that indebtedness.

On or after April 1, 2020, AMC Networks may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve month period beginning on April 1 of the years indicated below:

Year	Percentage
2020	102.500%
2021	101.250%
2022 and thereafter	100.000%

In addition to the optional redemption of the Notes described above, at any time on or after July 15, 2016 and prior to April 1, 2019, AMC Networks may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 105.000% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, using the net proceeds of certain equity offerings.

Finally, at any time on or after July 15, 2016 and prior to April 1, 2020, AMC Networks may redeem the Notes, at its option in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof to be redeemed plus the “Applicable Premium” calculated as described in the First Supplemental Indenture at the rate of T+50 basis points, and accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The foregoing summary is qualified in its entirety by reference to the Underwriting Agreement and the First Supplemental Indenture and Form of Notes, which are attached as Exhibits 1.1 and 4.1 hereto, respectively.

Item 9.01	Exhibits

(d)	Exhibits

1.1	Underwriting Agreement, dated as of March 23, 2016, among AMC Networks, the Guarantors and Merrill Lynch, Pierce, Fenner and Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the underwriters named in Schedule I thereto.

4.1	First Supplemental Indenture, dated as of March 30, 2016 to the Indenture, dated as of March 30, 2016, among AMC Networks, as issuer, the Guarantors and U.S. Bank National Association, as Trustee, and Form of Notes.

5.1	Opinion of Sullivan & Cromwell LLP.

5.2	Opinion of Jones Walker LLP.

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

23.2	Consent of Jones Walker LLP (included in Exhibit 5.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC NETWORKS INC. (Registrant)

By:	/s/ Sean S. Sullivan

	Name:	Sean S. Sullivan
	Title:	Executive Vice President and Chief Financial Officer

Dated: March 30, 2016